NEWS ANNOUNCEMENT	EXHIBIT 99.1

SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: elake@systechnologies.com	Investor Contact: Moriah Shilton Lippert/Heilshorn & Associates 415-433-3777 Email: mshilton@lhai.com

SYS TECHNOLOGIES REPORTS FISCAL 2007 SECOND QUARTER AND SIX MONTHS RESULTS

--Quarterly Revenues Increase 54% to $19.2 Million Compared to Second Quarter 2006-
-- Six Months Revenues Increase 39% Compared to Fiscal 2006 --

SAN DIEGO, CA - February 12, 2007 - SYS Technologies (SYS), (AMEX: SYS), a leading provider of information connectivity solutions that enable real-time, complex decision-making, today reported results for the second quarter and six months ended December 29, 2006.

Cliff Cooke, chief executive officer of SYS Technologies, said, “Growth in our services business, the roll-out of new products, and expansion of our served markets drove greater than expected fiscal second quarter 2007 revenue of $19.2 million, up 54 percent compared to the last year’s second quarter. We are making demonstrable progress toward our goal of a balanced and predictable revenue base with a higher margin mix, and during the quarter we delivered a higher than historical gross margin of 23.4 percent.”

“Investments in newer product lines that target all our markets are securing awards. For example, Marathon video surveillance systems are being deployed to replace legacy digital video recording systems within a large national chain. Likewise, distance learning products are beginning to yield opportunities as demonstrated by the sale and installation of an advanced distance learning system to Lehigh University. Our e-learning business has continued to broaden with follow-on contracts and new customers such as the U.S. Navy. Although some segments of our business that address the government IT and Department of Defense (DoD) markets are being impacted by a delay or reduction in programs, we have continued to achieve growth in the defense market, as evidenced by quarter-over-quarter non-acquisition based revenue growth of 7.5 percent and the related growth in our contract backlog for the Defense Solutions Group (DSG). We attribute this success to the significant experience of our DSG management team,” Cooke added.

Second quarter fiscal 2007 revenues were $19.2 million. The $6.8 million increase from the prior year second quarter reflects balanced revenue contributions from acquisitions, engineering and program management services, and products, which were slightly offset by a decrease in certain of the company’s net-centric engineering services programs. Second quarter 2007 generally accepted accounting principles (GAAP) net loss was $342,000, or $0.02 per share. Two items that affected the second quarter results were a $150,000 bad debt charge and the effect of a purchase price adjustment related to Ai Metrix that reduced second quarter revenues by $100,000. The second quarter 2006 GAAP net income was $194,000, or $0.01 per diluted share. For the second quarter 2007, the company reported non-GAAP net income of approximately $29,000, or $0.00 per diluted share, compared to non-GAAP net income of $319,000, or $0.02 per diluted share, in the prior year quarter.

Management has included information about non-GAAP net income because management believes it provides a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A reconciliation of GAAP results to non-GAAP net income results follows in this press release. Non-GAAP net income and non-GAAP net income per share are non-GAAP measures and exclude amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effect. For further information, please refer to the section of the press release titled, “Notice Regarding Use of Non-GAAP Financial Measures.”

Cooke added, “We continue to take steps to drive revenue growth and profitability for the remainder of this fiscal year and to position ourselves for fiscal 2008. In the second quarter, we formed the Network Security and Management Group (NSMG) to better facilitate the cross-selling of our products and services to the Public Safety and DoD markets. We also bolstered our business development activities for pursuing major programs. As a result of these actions, I believe we are better positioned to target opportunities where we can package our products and services and introduce our capabilities to the broader SYS customer base.”

For the six months ended December 29, 2006, revenues were $35.5 million, up $9.9 million from the prior year six-month period, reflecting contributions from acquisitions, engineering and program management services and products which were slightly offset by a decrease in certain of the company’s net-centric engineering services programs. The six-month to date GAAP net loss was $457,000, or $0.03 per share, compared to GAAP net income of $669,000, or $0.05 per diluted share, in the prior year’s six-month period. For the six month period, the company reported non-GAAP net income of $25,000, or $0.00 per diluted share, compared to non-GAAP net income of $931,000, or $0.07 per diluted share, in the prior year’s six-month period.

Outlook

Cooke concluded, “Our diversification strategy goal is to establish a more predictable product/services mix and gross margin. Today, we continue to expect revenue to be approximately $20 million for the fiscal third quarter and $75 million for the year. Also, we continue to strive for profitability.”

Recent Corporate Highlights

•	Awarded four new contracts totaling $4.6 million with the DoD consisting of new agreements from existing customers.
•
Agreed to establish a tactical operations capability for Union County, PA to improve emergency preparedness and response together with Mountain Valley, Inc., a business development land holdings company.

•
Received an order with a total value of approximately $200,000 to deliver PSSIG’s Marathon series video surveillance systems. Point of Sale, Video Intelligence and Net Manager modules are driving Marathon's increasing popularity with customers.

•	Almost tripled products-based revenue to $1.8 million, or nine percent of total revenue, in fiscal 2007 second quarter, over $663,000 in fiscal 2006 second quarter.
•	Increased PSSIG revenue greater than two times to $6.7 million, or 35 percent of total revenue in fiscal 2007 second quarter, over $2.6 million in fiscal 2006 second quarter.
•	Increased contract backlog from $34.0 million at the end of fiscal 2006 to $43.0 million at the end of fiscal 2007 second quarter, representing an increase of 26 percent.

Conference Call

SYS management will host a conference call on Monday, February 12, 2007 at 11:00am EST (8:00am PST) to discuss its financial results for the recent quarter and to answer questions. Participating in the call will be Cliff Cooke, Chief Executive Officer, and Ed Lake, Chief Financial Officer.

To participate in the live call, please dial (800) 798-2796 from the US or, for international callers, please dial (617) 614-6204 passcode #27197545, approximately 15 minutes before the start time. A telephone replay will be available for two weeks by dialing (888) 286-8010 from the US, or (617) 801-6888 for international callers, and entering passcode #70395029. To listen to the conference call live via the Internet, visit SYS’ web site at www.systechnologies.com. Please go to the web site 15 minutes prior to its start to register, download, and install the necessary audio software. A replay will be available on SYS’ web site for two weeks.

About SYS Technologies

SYS Technologies (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to our customers in the Department of Defense, Department of Homeland Security, other government agencies and to large industrial companies.  Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training.  Founded in 1966, SYS Technologies is headquartered in San Diego, California and has principal offices in California, Virginia and Maryland. For additional information, visit www.systechnologies.com

Notice Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including non-GAAP net income (loss) and non-GAAP net income (loss) per share, are non-GAAP financial measures. SYS believes this information is useful to investors because it provides a basis for measuring SYS’s available capital resources, the operating performance of SYS’ business and SYS’ cash flow, excluding the effects of non-cash charges for amortization of intangibles from acquisitions, non-cash share-based compensation charges and asset impairment charges, if any, all net of their related tax effects, that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. SYS’ management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating SYS’ operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-financial measures as reported by SYS may not be comparable to similarly titled amounts reported by other companies. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables that accompany this press release.

Notice Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements.  Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets  and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filing.

- Tables Follow -

SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005

Revenues	$19,216	$12,448	$35,459	$25,542

Operating costs and expenses:
Costs of revenue	14,715	9,646	27,326	20,134
Selling, general and administrative	3,606	1,672	6,579	3,040
Research, engineering and development	1,110	705	1,991	1,062
Total operating costs and expenses	19,431	12,023	35,896	24,236

Income (loss) from operations	(215)	425	(437)	1,306

Other (income) expense:
Other income	(24)	(22)	(61)	(58)
Interest expense	186	91	383	190
Total other expense	162	69	322	132

Income (loss) before income taxes	(377)	356	(759)	1,174

Income tax provision (benefit)	(35)	162	(302)	505

Net income (loss)	$(342)	$194	$(457)	$669

Net income (loss) per share:
Basic	$(0.02)	$0.02	$(0.03)	$0.06
Diluted	$(0.02)	$0.01	$(0.03)	$0.05

Weighted average shares:
Basic	17,521	11,871	16,463	11,373
Diluted	17,521	13,090	16,463	12,490

SYS TECHNOLOGIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP NET INCOME
( in thousands except per share data)

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005

GAAP net income (loss)	$(342)	$194	$(457)	$669

Amortization of intangibles	320	115	573	194
Share-based compensation expense	113	110	227	266
Tax effect	(62)	(100)	(318)	(198)
Non-GAAP net income	$29	$319	$25	$931

Basic Non-GAAP income per share	$0.00	$0.03	$0.00	$0.08
Diluted Non-GAAP income per share	$0.00	$0.02	$0.00	$0.07

Shares used in the calculation of basic Non-GAAP EPS	17,521	11,871	16,463	11,373
Shares used in the calculation of diluted Non-GAAP EPS	17,687	13,090	16,650	12,490

SYS TECHNOLOGIES
SELECTED CONSOLIDATED BALANCE SHEET DATA
( in thousands)

	December 29, 2006	June 30, 2006

Cash	$3,224	$2,106

Accounts receivable, net	$16,559	$13,966

Convertible notes payable	$5,225	$5,197

Stockholders’ equity	$34,040	$27,507